                                                                               .
                                                                               .
                                                                               .

EXHIBIT 10.4

Citigroup Global Markets Inc.   Merrill Lynch Capital Corporation       UBS Securities LLC       JPMorgan Securities Inc.
Citicorp North America, Inc.     Merrill Lynch, Pierce, Fenner &       UBS Loan Finance LLC      JPMorgan Chase Bank, N.A.
                                       Smith Incorporated

    388 Greenwich Street                                               677 Washington Blvd.           270 Park Avenue
  New York, New York 10013    4 World Financial Center North Tower  Stamford, Connecticut 06901     New York, NY 10017
                                       New York, NY 10080

                                December 15, 2005

Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Attn: Randy MacDonald

                                  TD AMERITRADE
                     $2,200,000,000 SENIOR CREDIT FACILITIES
                                COMMITMENT LETTER

Ladies and Gentlemen:

      You ("YOU" or the "COMPANY") have advised the Arrangers (as defined below) that you intend to acquire (the "ACQUISITION") TD Waterhouse Group, Inc. ("TD WATERHOUSE") from The Toronto-Dominion Bank (the "SELLER") in exchange for 196,300,000 shares of common stock of the Company. In connection with the Acquisition, you also propose to make a special dividend of $6.00 per share (the "SPECIAL DIVIDEND") to each holder of common stock of the Company prior to giving effect to the Acquisition. You have also advised the Arrangers that you intend to finance the Special Dividend, the payment of costs and expenses in connection with the Acquisition and the transactions related thereto and the ongoing working capital and other general corporate purposes of the Company and its subsidiaries after the consummation of the Acquisition from sources including: (a) a Senior Secured Term Loan A Facility in an aggregate principal amount of up to $250 million (the "TERM A FACILITY"), (b) a Senior Secured Term Loan B Facility in an aggregate principal amount of $1,650 million (the "TERM B FACILITY") and (c) a Senior Secured Revolving Credit Facility in an aggregate principal amount of $300 million (the "REVOLVING FACILITY" and, together with the Term A Facility and the Term B Facility, the "SENIOR CREDIT FACILITIES"). Subject to the terms and conditions set forth in this letter and the attached Exhibit A (the "TERM SHEET"; and together with this letter, the "COMMITMENT LETTER"), (i) Citicorp North America, Inc. ("CNAI") is pleased to inform you of its commitment to provide up to $955,236,885 of the principal amount of the Term B Facility and $310 million of the aggregate principal amounts of the Term A Facility and the Revolving Credit Facility, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL") is pleased to inform you of its commitment to provide up to $330 million of the principal amount of the Term B Facility and $110 million of the aggregate principal amounts of the Term A Facility and the Revolving Credit Facility, (iii) UBS Loan Finance LLC ("UBS") is pleased to inform you of its commitment to provide up to $330 million of the principal amount of the Term B

Facility and $110 million of the aggregate principal amounts of the Term A Facility and the Revolving Credit Facility, and
(iv) JPMorgan Chase Bank, N.A. ("JPMC") is pleased to inform you of its commitment to provide up to $34,763,115 of the principal amount of the Term B Facility and $20 million of the aggregate principal amounts of the Term A Facility and the Revolving Credit Facility. As used herein, "CGMI" means Citigroup Global Markets Inc., "CITI/CGMI" means CNAI together with CGMI, "MLCC" means Merrill Lynch Capital Corporation, "UBSS" means UBS Securities LLC, "JPMS" means JPMorgan Securities Inc., the "ARRANGERS" means CGMI, MLCC, UBSS and JPMS and the "INITIAL LENDERS" means CNAI, Merrill, UBS and JPMC. The Initial Lenders' commitments hereunder are several and not joint.

      Section 1. Conditions Precedent. The Initial Lenders' commitments hereunder are subject to: (i) the preparation, execution and delivery of definitive loan documentation incorporating substantially the terms and conditions outlined in this Commitment Letter (the "LOAN DOCUMENTS"); (ii) your compliance with the terms of this Commitment Letter and the Fee Letters, including, without limitation, the payment in full of all fees, expenses and other amounts payable under this Commitment Letter and the Fee Letters; and
(iii) the Company and its subsidiaries (other than its broker-dealer subsidiaries) shall not have offered, placed, arranged or issued, or engaged in discussions concerning the offering, placement, arrangement or issuance of, any debt securities or commercial banking or other credit facilities (including any refinancing of and increase of commitments under existing facilities) prior to or during the primary syndication of the Senior Credit Facilities, without the prior written consent of the Arrangers, and the Company's broker-dealer subsidiaries shall have advised the Arrangers of any proposed amendment, restatement, modification or refinancing of any of their respective commercial banking or other credit facilities existing as of the date hereof and any proposed new financing and shall have cooperated with the Arrangers to ensure that such financing activities would not adversely affect the syndication of the Senior Credit Facilities.

      Section 2. Commitment Termination. The Initial Lenders' commitments hereunder will terminate on the earlier of (a) the date the Loan Documents become effective, and (b) March 31, 2006.

      Section 3. Syndication. The Arrangers reserve the right, before or after the execution of the Loan Documents, to syndicate all or a portion of the Initial Lenders' commitments to other financial institutions reasonably acceptable to you and the Arrangers (the "LENDERS") (it being understood that Lenders will not include certain competitors of the Company to be specified by the Company prior to the commencement of the syndication). CGMI will manage all aspects of the syndication in consultation with you and the other Arrangers, including, subject to the terms of this Commitment Letter and the Fee Letters, the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, the assignment of any titles and the compensation to be provided to the Lenders.

      You shall use commercially reasonable efforts to take all necessary action as CGMI may reasonably request to assist CGMI in forming a syndicate reasonably acceptable to you and CGMI. Your assistance in forming such a syndicate shall include using commercially reasonable efforts to (i) make your senior management, representatives and advisors available to participate in information meetings with potential Lenders at such times and places as CGMI may reasonably request; (ii) ensure that the syndication efforts benefit from your existing lending relationships; (iii) assist (including your commercially reasonable efforts to cause your affiliates and advisors to assist) in the preparation of a confidential information memorandum for the Senior Credit Facilities and other reasonably necessary marketing materials to be used in connection with the syndication; (iv) provide the Arrangers with all projections, including updated projections, in order to account for updated EBITDA and related financial data from financial statements most recently delivered to the Arrangers, from the date of this

Commitment Letter through the successful completion of the syndication of the Senior Credit Facilities; (v) provide the Arrangers with all information relating to the Company and the Acquisition reasonably deemed necessary by them, as and when such information becomes available, to successfully complete the primary syndication of the Senior Credit Facilities; and (vi) procure a rating of the Senior Credit Facilities by Moody's Investors Service, Inc. ("MOODY'S") and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") before the launch of the syndication of the Senior Credit Facilities. You agree, at the request of CGMI, to prepare a version of the information package and presentation to be provided to prospective Lenders that do not wish to receive material non-public information concerning you or your affiliates or any securities of any thereof (each such Lender, a "PUBLIC LENDER"; such material non-public information, "LIMITED DISTRIBUTION INFORMATION"). In addition, you agree to identify that portion of the information, documentation or other data to be disseminated to prospective Lenders in connection with the syndication of the Senior Credit Facilities, whether through an internet site (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, that may be distributed to the Public Lenders and that all such information, documentation or other data shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean the word "PUBLIC" shall appear prominently on the first page thereof. By marking such information, documentation or other data as "PUBLIC", you shall be deemed to have authorized the Arrangers and the proposed Lenders to treat such information, documentation or other data as not containing any Limited Distribution Information, it being understood that certain of such information, documentation or other data may be subject to the confidentiality requirements of the definitive credit documentation.

      You agree that CNAI or another Lender acceptable to you and to Citi/CGMI will act as the Administrative Agent for the Senior Credit Facilities, or that, in the event CNAI does not act as the Administrative Agent for the Senior Credit Facilities, CNAI will act as a Co-Syndication Agent or Co-Documentation Agent for the Senior Credit Facilities and that CGMI will act as the Sole Lead Arranger and Sole Bookrunning Manager for the Senior Credit Facilities. You also agree that Merrill and UBS will act as Co-Syndication Agents for the Senior Credit Facilities, that JPMC will act as Documentation Agent for the Senior Credit Facilities and that MLCC, UBSS and JPMS will act as the Co-Arrangers for the Senior Credit Facilities. No additional agents, co-agents or arrangers (other than the Administrative Agent as set forth in the first sentence of this paragraph) will be appointed, or other titles conferred, without the consent of the Arrangers and the Initial Lenders (such consent not to be unreasonably withheld or delayed). You agree that the name of Citi/CGMI will appear above the name of any other arranger on the cover of any information memorandum or other syndication materials with respect to the Senior Credit Facilities. You agree that no Lender will receive any compensation of any kind for its participation in the Senior Credit Facilities, except as expressly provided in the Fee Letters or the Term Sheet or otherwise mutually agreed. This Section 3 shall survive the termination of the Initial Lenders' commitments hereunder.

      Section 4. Fees. In addition to the fees described in the Term Sheet, you shall pay when due the non-refundable fees set forth in (a) the letter agreement dated the date hereof (the "FEE LETTER") between you and the Arrangers and (b) the letter agreement dated the date hereof (the "SOLE LEAD ARRANGER FEE LETTER"; and together with the Arrangers Fee Letter, the "FEE LETTERS") between you and Citi/CGMI.

      Section 5. Indemnification. You shall indemnify and hold harmless the Arrangers, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Loan Documents or the transactions contemplated hereby or thereby, or any actual or proposed use of the proceeds of the Senior Credit Facilities, except to the extent such claim, damage, loss, liability or expense arises from (x) such Indemnified Party's gross negligence, bad faith, willful misconduct or breach of its express contractual obligations or (y) litigation between or among any of the Lenders and/or the Administrative Agent. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, the Seller, TD Waterhouse, any of their respective directors, security holders or creditors, an Indemnified Party or any other person, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

      No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, the Seller, TD Waterhouse or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability arises from such Indemnified Party's gross negligence, bad faith, willful misconduct or breach of its express contractual obligations. No party hereto or any of its subsidiaries or affiliates shall be liable to any other party hereto or any of its subsidiaries or affiliates on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings), except to the extent such other party or any of its subsidiaries or affiliates shall be liable to a third party for any such special, indirect, consequential or punitive damages for which such other party or any of its subsidiaries or affiliates shall be entitled to be indemnified under this Section 5.

      Section 6. Costs and Expenses. You shall pay, or reimburse the Arrangers from time to time (promptly upon presentation of invoices or other reasonably detailed statements specifying the expenses so incurred) for, all reasonable out-of-pocket costs and expenses incurred by the Arrangers (whether incurred before or after the date hereof) in connection with the Senior Credit Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Loan Documents and any security arrangement in connection therewith, including, without limitation, the reasonable fees and expenses of Shearman & Sterling LLP (and, to the extent reasonably required, local and special counsel with respect to collateral matters), regardless of whether any of the transactions contemplated hereby are consummated; provided that such payment or reimbursement obligation shall include only the reasonable fees and expenses of Shearman & Sterling LLP and such other local and special counsel acting on behalf of all of the Arrangers. You shall also pay (promptly upon presentation of invoices or other reasonably detailed statements specifying the expenses so incurred) all costs and expenses of each Arranger (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

      Section 7. Confidentiality. By accepting delivery of this Commitment Letter, you agree that this Commitment Letter and the Fee Letters are for your confidential use only and that neither its existence nor the terms hereof or thereof will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys and other advisors and then only on a confidential and "need to know" basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to Citi/CGMI as provided below, (i) you may disclose this Commitment Letter (but not the Fee Letters) to the Seller, TD Waterhouse and their respective officers, directors, employees, accountants, attorneys and other legal advisors on a confidential and "need to know" basis in connection with the Acquisition, (ii) you may file a copy of any portion of this Commitment Letter (but not the Fee Letters) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosures of any of the terms and conditions hereof as you are required by law or compulsory legal process to make. Subject to the terms of the next succeeding paragraph, you agree that each Arranger may share with any of its affiliates and advisors any confidential information regarding the Acquisition or the businesses, operation, financial affairs, organization and personnel matters, policies, procedures and other non-public matters of the Company and TD Waterhouse and their subsidiaries or affiliates.

      Each Arranger agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its affiliates' partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential), (b) to the extent requested or required by any state, Federal or foreign authority or examiner regulating such Arranger, (c) to the extent required by applicable law, rule or regulation or by any subpoena or similar legal process, (d) in connection with any litigation or legal proceeding relating to this Commitment Letter or any of the Fee Letters or any other documentation in connection therewith or the enforcement of rights hereunder or thereunder or to which such Arranger or any of its affiliates may be a party, (e) to any prospective Lender (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential), (f) with the Company, (g) to any rating agency when required by it or (h) to the extent such Confidential Information
(i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to such Arranger on a nonconfidential basis from a source other than the Company or the Seller. For the purposes of this paragraph, "CONFIDENTIAL INFORMATION" means all information received from the Company or the Seller relating to the Company, the Seller, the Acquisition or their businesses, other than any such information that is available to the Arrangers on a nonconfidential basis prior to disclosure by the Company or the Seller; provided that, in the case of information received from the Company or the Seller after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Confidential Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own confidential information.

      Section 8. Representations and Warranties. You represent and warrant that
(i) all information (other than financial projections and information of a general economic or industry-specific nature) that has been or will hereafter be made available to any of the Arrangers, any Lender or any potential Lender by the Company or any of its representatives, or to the knowledge of your senior management and senior employees, by the Seller, TD Waterhouse or their representatives, in each case in connection with the transactions contemplated hereby is and will be, when taken as a whole, complete and correct in all material respects at the time furnished and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, covering the Acquisition and the Company and its subsidiaries, after giving effect to the Acquisition, that have been or will be prepared by or on behalf of the Company or any of its representatives and made available to any of the Arrangers, any Lender or any potential Lender have been or, in the case of projections made after the date hereof, will be prepared in good faith based upon assumptions that are reasonably believed to have been reasonable at the time made and at the time the related financial projections are made available to any of the Arrangers (it being understood that any such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such projections will be realized and that actual results may differ from such projections and such differences may be material). You agree to supplement the information and projections from time to time until the Closing Date so that the representations and warranties contained in this paragraph remain true and correct in all material respects.

      In providing this Commitment Letter, each the Arranger is entitled to use, and to rely on the accuracy of the information furnished to it by or on behalf of the Company, the Seller, TD Waterhouse or any of their affiliates without independent verification thereof.

      Section 9. No Third Party Reliance, Etc. The agreements of the Arrangers hereunder and of any Lender that issues a commitment to provide financing under the Senior Credit Facilities are made solely for your benefit and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. Except as set forth in Section 3 of this Commitment Letter with respect to the Initial Lenders' right to syndicate their respective commitments to other Lenders, none of the parties hereto may assign or delegate any of its respective rights or obligations hereunder without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void ab initio. This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

      You acknowledge that each Arranger and/or one or more of its affiliates may provide financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with the Company's and TD Waterhouse's interests. Consistent with each Arranger's policy to hold in confidence the affairs of its customers, neither any Arranger nor any of its affiliates will furnish confidential information obtained from the Company or TD Waterhouse to any of such Arranger's other customers. Furthermore, neither any Arranger nor any of its affiliates will make available to the Company or TD Waterhouse confidential information that such Arranger obtained or may obtain from any other person.

      The Arrangers hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "PATRIOT Act"), the Arrangers and the Lenders are required to obtain, verify and record information that identifies the Company and TD Waterhouse, including the name, address, tax identification number and other information regarding the Company and TD Waterhouse that will allow them to identify the Company and TD Waterhouse in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Arrangers and the Lenders.

      Section 10. Governing Law, Etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 5 through 7, 10 and 11 hereof shall survive the termination of the Initial Lenders' commitments hereunder (it being understood that the reimbursement and indemnification provisions contained herein shall be superseded by the reimbursement and indemnifications provisions contained in the definitive financing documentation when such documentation becomes effective). You acknowledge that information and documents relating to the Senior Credit Facilities and the transaction contemplated hereby may be transmitted on a confidential basis through IntraLinks, the internet or similar electronic transmission systems.

      Section 11. Waiver of Jury Trial, Etc. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

      With respect to all matters relating to this Commitment Letter and the Fee Letters, you hereby irrevocably (i) submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (ii) agree that all claims related hereto may be heard and determined in such courts, (iii) waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum,
(iv) agree that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (v) waive any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which you or your properties or assets may be entitled.

      Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letters and returning them to David Wirdnam, Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 (fax: 212-723-8692) at or before 5:00 p.m. (New York City time) on December 23, 2005, the time at which Initial Lenders' commitments hereunder (if not so accepted prior thereto) will terminate.

                            [Signature Page Follows]

            If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                                             Very truly yours,

                                             CITIGROUP GLOBAL MARKETS INC.

                                             By /s/ DAVID J. WIRDNAM
                                                --------------------------------
                                                Name: David J. Wirdnam
                                                Title: Director

                                             CITICORP NORTH AMERICA, INC.

                                             By /s/ DAVID J. WIRDNAM
                                                --------------------------------
                                                Name: David J. Wirdnam
                                                Title: VicePresident

                                             MERRILL LYNCH CAPITAL CORPORATION

                                             By /s/ WISSAM B. KAROUZ
                                                --------------------------------
                                                Name: Wissam B. Karouz
                                                Title: Vice President

                                             MERRILL LYNCH, PIERCE, FENNER &
                                             SMITH INCORPORATED

                                             By /s/ WISSAM B. KAROUZ
                                                --------------------------------
                                                Name: Wissam B. Karouz
                                                Title: Director

                                             UBS SECURITIES LLC

                                             By /s/ JOHN C. CROCKETT
                                                --------------------------------
                                                Name: John C. Crockett
                                                Title: Executive Director

                                             By /s/ BARBARA S. WANG
                                                --------------------------------
                                                Name: Barbara S. Wang
                                                Title: Director and Counsel
                                                        Region Americas Legal

                                             UBS LOAN FINANCE LLC

                                             By /s/ JOHN C. CROCKETT
                                                --------------------------------
                                                Name: John C. Crockett
                                                Title: Executive Director

                                             By /s/ BARBARA S. WANG
                                                --------------------------------
                                                Name: Barbara S. Wang
                                                Title: Director and Counsel
                                                        Region Americas Legal

                                             JPMORGAN SECURITIES INC.

                                             By /s/ BENJAMIN D. BEN-ATTAR
                                                --------------------------------
                                                Name: Benjamin D. Ben-Attar
                                                Title: Managing Director

                                             JPMORGAN CHASE BANK, N.A.

                                             By /s/ ROBERT ANASTASIO
                                                --------------------------------
                                                Name: Robert Anastasio
                                                Title: Vice President

ACCEPTED AND AGREED
ON December 15, 2005:

AMERITRADE HOLDING CORPORATION

By /s/ JOHN R. MACDONALD
   ---------------------------------------
   Name: John R. MacDonald
   Title: Executive Vice President, Chief Financial Officer
            and Chief Administrative Officer

                                                                       EXHIBIT A

                                  TD AMERITRADE
                         SUMMARY OF TERMS AND CONDITIONS
                            SENIOR CREDIT FACILITIES

SET FORTH BELOW IS A SUMMARY OF CERTAIN OF THE TERMS AND CONDITIONS OF THE SENIOR CREDIT FACILITIES AND THE DOCUMENTATION RELATED THERETO. THOSE MATTERS THAT ARE NOT COVERED OR MADE CLEAR HEREIN ARE SUBJECT TO THE MUTUAL AGREEMENT OF THE PARTIES.

PARTIES

BORROWER:               Ameritrade Holding Corporation (the "BORROWER").

GUARANTEES:             The obligations of the Borrower will be guaranteed (the
                        "GUARANTEES") by Ameritrade Online Holdings Corp., Datek
                        Online Holdings Corp., TD Waterhouse Group, Inc. and other material subsidiaries of the Borrower to be agreed, but excluding any subsidiaries that are registered broker-dealers under the Securities Exchange
                        Act of 1934 (the "GUARANTORS).

SOLE LEAD ARRANGER AND  Citigroup Global Markets Inc. ("CGMI") will act as sole
SOLE BOOKRUNNING        lead arranger and sole bookrunning manager (in such
MANAGER:                capacity, the "LEAD ARRANGER").


CO-ARRANGERS:           JPMorgan Securities Inc., Merrill Lynch Capital
                        Corporation and UBS Securities LLC. CGMI and the
                        Co-Arrangers are herein referred to collectively as the "ARRANGERS".

ADMINISTRATIVE AGENT:   Citicorp North America, Inc. ("CNAI" and, together with
                        CGMI, "CITI/CGMI") or another Lender acceptable to the Borrower and Citi/CGMI will act as administrative and collateral agent (in such capacity, the "ADMINISTRATIVE
                        AGENT"; together with the Lead Arranger, the "AGENTS").
                        In the event CNAI does not act as the Administrative
                        Agent, CNAI will act as a Co-Syndication Agent or Co-Documentation Agent for the Senior Credit Facilities.

CO-SYNDICATION AGENTS:  Merrill Lynch, Pierce, Fenner & Smith Incorporated and
                        UBS Loan Finance LLC.

DOCUMENTATION AGENT:    JPMorgan Chase Bank, N.A.

LENDERS: The Initial Lenders, and a syndicate of financial institutions arranged by the Arrangers and reasonably acceptable to Borrower (collectively, the "LENDERS").

CLOSING DATE:           The date of the initial extension of credit under the
                        Senior Credit Facilities, which shall occur on or before March 31, 2006 (the "CLOSING DATE").

SENIOR CREDIT FACILITIES

TERM FACILITIES:          (1) A Senior Secured Term Loan A Facility in an
                              aggregate principal amount of $250 million (the "TERM A FACILITY"). The loans advanced under the Term A Facility are hereinafter referred to as the "TERM A LOANS."

                          (2) A Senior Secured Term Loan B Facility in an
                              aggregate principal amount of up to $1,650 million (the "TERM B FACILITY" and, together with the Term A Facility, the "TERM FACILITIES"). The loans advanced under the Term B Facility are hereinafter referred to as the "TERM B LOANS" and, together with the Term A Loans, the "TERM LOANS."

Availability:             The Term Loans shall be made in a single drawing on
                          the Closing Date. Amounts repaid and prepaid under the Term Facilities may not be reborrowed.

Purpose: The proceeds of the Term Loans shall be used to finance (i) the payment of a special dividend of $6.00 per share (the "SPECIAL DIVIDEND") to each holder of common stock of the Borrower prior to giving effect to the acquisition (the "ACQUISITION") by the Borrower of all of the capital stock of TD Waterhouse Group, Inc. ("TD WATERHOUSE") from The Toronto-Dominion Bank (the "SELLER") in exchange for 196,300,000 shares of common stock of the Borrower and (ii) fees and expenses related to the Acquisition and the Senior Credit Facilities (including, without limitation, restructuring and termination costs and expenses).

REVOLVING FACILITY:       A Senior Secured Revolving Credit Facility in an
                          aggregate principal amount of $300 million (the
                          "REVOLVING FACILITY" and, together with the Term
                          Facilities, the "SENIOR CREDIT FACILITIES"). The loans advanced under the Revolving Facility are hereinafter referred to as the "REVOLVING LOANS" and, together with the Term Loans, the "LOANS."

Availability:             The Revolving Facility shall be available on a
                          revolving basis during the period commencing on the Closing Date and ending on the final maturity of the Revolving Facility. Amounts repaid under the Revolving
                          Facility may be reborrowed. $75 million under the Revolving Facility shall be available for letters of credit (the "LETTERS OF CREDIT"). $50 million under the Revolving Facility shall be available for swing line loans.

Purpose: Borrowings under the Revolving Facility will be used to fund working capital needs and for general corporate purposes.

INCREMENTAL FACILITY:     For a period to be agreed following the Closing Date,
                          the Borrower shall be permitted to request an increase in the principal amount of the Term B Facility and/or the Revolving Facility or a new term loan facility in an aggregate amount of up to $750.0 million (the
                          "INCREMENTAL FACILITY"); provided, however, that (A) as of the last day of the fiscal quarter immediately preceding the date of such increase the Borrower is in pro forma compliance with all financial covenants (giving effect to such Incremental Facility as of the last day of such prior fiscal quarter and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental
                          Facility); (B) on the date of such increase no Default or Event of Default (as defined in the Loan Documents) shall have occurred and be continuing; (C) such Incremental Facility shall have a maturity date no earlier and a weighted average life no shorter than the Term B Facility; (D) the interest rates and amortization schedule applicable to any Incremental
                          Facility shall be determined by the Borrower and the relevant lenders thereunder; (E) such increased amount shall be treated like the Term B Loans in terms of sharing of prepayments and other appropriate provisions; (F) all other terms and conditions of such increase to the extent not consistent with the terms and conditions of the Term Facilities or the Revolving
                          Facility, as the case may be, shall be reasonably satisfactory to the Agents (except as permitted by clauses (C) and (D) above); and (G) such Incremental
                          Facility shall be made by one or more existing Lenders or other financial institutions, selected by the Borrower, willing to become Lenders to accommodate such increases and/or the issuance of such term loans or revolving credit loans, as the case may be.

CERTAIN PAYMENT
PROVISIONS

FEES AND INTEREST RATES:  The Borrower will be entitled to make borrowings based on Base Rate plus the Applicable Margin or LIBOR plus the Applicable Margin.

                          The "Applicable Margin" shall be (i) in respect of the Term B Facility, 1.75% for LIBOR advances and 0.75% for Base Rate advances and (ii) in respect of the Term A Facility and the Revolving Facility, 1.50% for LIBOR advances and 0.50% for Base Rate advances; provided that in the case of the Revolving Facility and the Term A Facility, the Applicable Margin shall be adjusted upon delivery of the financial statements for the first fiscal quarter occurring immediately following the Closing Date and thereafter the Applicable Margin shall be determined pursuant to a leverage-based pricing grid to be mutually agreed.

                          The Borrower shall pay letter of credit fees equal to the Applicable Margin from time to time in respect of LIBOR advances, on each outstanding Revolving Letter of Credit, to be shared proportionately by the Lenders under the Revolving Facility. A fronting fee shall be payable to the issuing bank in respect of the Revolving Letters of Credit in an amount to be agreed. A commitment fee at the rate of 0.375% per annum will accrue on any unused amount of the Revolving Facility.

                          "Base Rate" means the higher of (i) the prime rate of the Administrative

                          Agent and (ii) the Federal Funds rate plus 0.50%.

                          LIBOR shall be 1,2, 3 or 6 months or, to the extent available to all Lenders, 9 or 12 months (as selected by the Borrower). Interest shall be payable on the last day of each LIBOR interest period or, in the case of LIBOR interest periods longer than three months, at the end of every three months from the first day of such interest period and, in the case of Base Rate advances, quarterly in arrears.

                          During the continuance of a payment Event of Default, interest on the overdue amount shall accrue at a default rate per annum of 200 basis points plus the otherwise applicable interest rate.

OPTIONAL PREPAYMENTS:     The Senior Credit Facilities may be prepaid at any
                          time in whole or in part without premium or penalty, except that any prepayment of LIBOR Loans other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. Each such prepayment of the Term Loan
                          Facilities shall be applied as determined by the Borrower. The unutilized portion of any commitment under the Senior Credit Facilities may be reduced or terminated by the Borrower at any time without penalty. Term Loans shall be prepaid in a minimum principal amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof. Revolving
                          Loans shall be prepaid in a minimum principal amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof.

MANDATORY PREPAYMENTS:    The Borrower shall prepay Loans with 100% of the net
                          cash proceeds from (i) any incurrence of indebtedness by the Borrower and its subsidiaries other than Permitted Indebtedness (to be defined, but to include the incurrence of up to $1 billion by broker-dealer subsidiaries for operational liquidity needs pursuant to uncommitted lines of credit); (ii) any sale of assets (subject to customary exceptions, which shall include carve outs for ordinary course dispositions, limited thresholds and reinvestment rights if reinvested or committed to be reinvested within 12 months of such sale and actually reinvested within 18 months of such sale) by the Borrower and its subsidiaries and (iii) any indemnity payments in respect of the Acquisition (with thresholds to be agreed and to exclude payments used to reimburse or indemnify third parties).

                          In addition to the foregoing, the Loans shall be prepaid with 50% of Excess Cash Flow (to be defined), reducing to 25% when leverage is below 3.0 to 1.0 and reducing to 0% when leverage is below 1.75 to 1.0.

                          Each such prepayment shall be applied to the Loans in the following manner: first, ratably to the Term Facilities and, in the case of the Term A Facility, ratably to the repayment installments thereof and, in the case of the Term B Facility, to the repayment installments thereof selected by the Borrower and, second, to the Revolving Facility

FINAL MATURITY AND        (A) Term Facilities
AMORTIZATION:
                          The Term A Facility will mature on the date that is six years after the Closing Date and will amortize in quarterly amounts to be agreed.

                          The Term B Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in an annual amount of 1% of the initial aggregate Term B Facility in each of the first six years (with the first quarterly installment starting at March 31, 2006) and the first three quarters in the seventh year and 93.50% of the initial aggregate Term B Facility for the final installment.

                          (B) Revolving Facility

                          The Revolving Facility will mature on the date that is five years after the Closing Date.

COLLATERAL                The Senior Credit Facilities, the Guarantees and any
                          hedging arrangements will be secured by substantially all the assets of the Borrower and each Guarantor
                          (collectively, the "COLLATERAL"), including but not limited to: (a) a perfected first-priority pledge of all the capital stock of any direct or indirect subsidiary of the Borrower (other than certain immaterial subsidiaries scheduled to be dissolved) held by the Borrower or any Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 66% of the capital stock of each material first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower or any Guarantor) and (b) perfected first-priority security interests in substantially all tangible and intangible assets of the Borrower and each Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing, but in any case excluding real property). All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Agents, and none of the Collateral shall be subject to any other pledges or security interests, subject to Permitted Liens.

                          As determined by the Lead Arranger in its commercially reasonable discretion, (i) actions to perfect security interests in Collateral in foreign jurisdictions shall be limited to (A) the perfection of the pledge of equity interests of material foreign subsidiaries, and
                          (B) as to any other material Collateral in material foreign jurisdictions, only as may be agreed by the Lead Arranger and the Borrower, in each case, with materiality to be determined by the Lead Arranger in its reasonable discretion, and (ii) based upon prevailing market conditions and the amount of time reasonably required to achieve the following, the perfection of certain security interests may be accomplished after a period of time following the Closing Date, such period to be determined by the Lead Arranger in its commercially reasonable discretion. Notwithstanding the foregoing, account control agreements shall not be required with respect to bank accounts and perfection of security interest with respect to goods, including motor vehicles, shall not be required to be effected by recordings on certificates of title in any state.

CERTAIN CONDITIONS

INITIAL CONDITIONS:       The availability of the Senior Credit Facilities is
                          subject to the following conditions precedent:

                          (i)     the preparation, execution and delivery of
                                mutually acceptable loan documentation
                                incorporating substantially the terms and conditions outlined herein (the "LOAN DOCUMENTS");

                          (ii)    the absence of any event (such event being a
                                "MATERIAL ADVERSE CHANGE") that could reasonably be expected to have a material adverse effect on
                                (a) the business, financial condition, or results of operations of the Borrower and its subsidiaries, taken as a whole, since September 30, 2005, (b) the rights and remedies of the Lenders under any Loan Document or (c) the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under any Loan Document (any such effect being a "MATERIAL ADVERSE EFFECT");

                          (iii)   to the knowledge of the Borrower, except as
                                set forth in the disclosure schedules under the Agreement of Sale and Purchase dated June 22, 2005 with respect to the Acquisition (the "PURCHASE AGREEMENT"), as in effect on the Closing Date, the absence of any change, or any event involving a prospective change, in the business, financial condition or results of operation of TD Waterhouse or any of the "Business Subsidiaries" (as defined in the Purchase Agreement) which has had, or would reasonably be expected to have, individually or in the aggregate, a "Material Adverse Effect" (as defined in the Purchase Agreement) on TD Waterhouse, since October 31, 2004;

                          (iv)    certification as to the solvency of the
                                Borrower and its subsidiaries, taken as a whole, after giving effect to the Acquisition, from the chief financial officer of the Borrower;

                          (v)     reasonably satisfactory evidence as to the
                                existence, upon completion of all applicable filings to be made on or after the Closing Date, of a first priority perfected security interest in the Collateral;

                          (vi)    receipt of all governmental and third party
                                approvals or consents necessary in connection with the Acquisition and the Senior Credit Facilities; and

                          (vii)   the Acquisition shall have been consummated or
                                shall be consummated simultaneously with or immediately following the closings under the Senior Credit Facilities, or the Lead Arranger shall have received evidence reasonably satisfactory to the Lead Arranger that the Acquisition shall be consummated promptly following the closings under the Senior Credit Facilities (in connection with which an escrow arrangement reasonably satisfactory to the Lead Arranger regarding the proceeds of the Loans shall have been made), in each case in accordance with the Purchase Agreement and all other related documentation last received by the Lead Arranger prior to December 15, 2005 without amendment, modification or waiver thereof which is materially adverse to the Lenders or is otherwise consented to by the Lead Arranger.

ON-GOING CONDITIONS:      The making of each extension of credit (including the
                          issuance of any Letters of Credit, but excluding any continuation or conversion of any LIBOR loan) shall be conditional upon (i) the accuracy in all material respects of all representations and warranties in the Loan Documents and (ii) there being no default or Event of Default in existence at the time of, or after giving effect to the making of, such extension of credit.

REPRESENTATIONS AND
WARRANTIES:               The Loan Documents shall contain the following
                          customary representations and warranties and such other representations and warranties usual and customary for facilities and transactions of this type as shall be mutually agreed upon (subject to customary and reasonable exceptions and materiality qualifications):

                             -    accuracy and completeness of financial
                                  statements of Borrower and other information;

                             -    no Material Adverse Change;

                             -    corporate existence;

                             -    compliance with law;

                             -    corporate power and authority;

                             -    enforceability of Loan Documents;

                             - no conflict with law, material contractual obligations or organizational documents;

                             - governmental or third party approvals or consents and regulatory matters;

                             -    no litigation;

                             -    ownership of property;

                             -    insurance matters;

                             -    existing indebtedness schedule;

                             -    existing lien schedule;

                             -    intellectual property;

                             -    taxes;

                             -    use of proceeds and Federal Reserve
                                  regulations;

                             -    ERISA;

                             -    Investment Company Act;

                             -    environmental matters;

                             -    solvency;

                             -    conduct of business; and

                             -    creation and perfection of security interests.

AFFIRMATIVE COVENANTS:    The Loan Documents shall contain the following
                          customary affirmative covenants and such other affirmative covenants usual and customary for facilities and transactions of this type as shall be mutually agreed upon (subject to customary and reasonable exceptions and materiality qualifications):

                             - maintenance of (a) legal existence, (b) good standing and (c) all material rights, licenses and franchises;

                             -    use of proceeds;

                             -    transactions with affiliates, including
                                  exceptions for, among other things,
                                  intercompany loans;

                             - maintenance of all material rights, privileges and franchises necessary for operations;

                             -    obtain and maintain all governmental
                                  approvals;

                             - maintenance of properties and rights (charter and statutory);

                             - delivery of unaudited quarterly financial statements, audited annual financial statements (together with a certificate of the auditor certifying that such financial statements fairly present in all material respects the financial condition and results of operation of the Borrower), compliance certificates, reports, projections and other information reasonably requested by any Lender through the Administrative Agent;

                             -    maintenance of books and records;

                             -    maintenance of insurance;

                             -    further assurances as to perfection and
                                  priority of security interests;

                             -    payment of taxes;

                             - delivery of notices of defaults or Events of Default, material litigation and Material Adverse Change;

                             -    inspection of books and records; and

                             -    maintenance of interest rate hedging.

NEGATIVE COVENANTS:       The Loan Documents shall contain the following
                          customary negative covenants and such other negative covenants usual and customary for facilities and transactions of this type as shall be mutually agreed upon (subject to customary and reasonable exceptions and materiality qualifications; certain covenants to be mutually agreed to be modified or deleted following achievement of investment grade ratings):

                             - restrictions on changes in the nature of business;

                             - restrictions on entering into mergers and consolidations or otherwise effecting any other fundamental change, or liquidating, winding-up or otherwise dissolving the Borrower or any material subsidiary;

                             -    restrictions on indebtedness and guarantees;

                             -    restrictions on sales, transfers or
                                  dispositions of assets;

                             -    restrictions on creation, incurrence or
                                  assumption of liens upon any of its properties (to include exceptions for, inter alia, liens securing broker-dealer subsidiary financing);

                             -    restrictions on loans or advances;

                             -    restrictions on acquisition of stock,
                                  obligations or securities of any person other than Permitted Investments (to be defined to include market making activities of broker-dealer subsidiaries in the ordinary course of business and Permitted Acquisitions (to be defined to include acquisitions with capital stock consideration and acquisitions with cash consideration up to an amount to be determined));

                             - restrictions on capital expenditures beyond $100 million per annum;

                             - restrictions on distributions, dividends, returns of capital or other payments to its shareholders (other than the Special Dividend);

                             -    restrictions on prepaying, redeeming or
                                  repurchasing any subordinated indebtedness;
                                  and

                             - restrictions on becoming a general partner in a partnership.

FINANCIAL COVENANTS:      Minimum Interest Coverage Ratio (to be defined), with
                          step-ups to be agreed.

                          Maximum Leverage Ratio (to be defined), with step-downs to be agreed. "LEVERAGE RATIO" shall mean total debt over EBITDA.

                          Minimum Regulatory Net Capital (to be defined) for each broker-dealer subsidiary of the Borrower of 5% of aggregate debit items of such broker-dealer subsidiary using the alternative method of calculation.

EVENTS OF DEFAULT:        The Loan Documents shall contain the following
                          customary defaults and such other defaults usual and customary for facilities and transactions of this type as shall be mutually agreed upon (which shall constitute "EVENTS OF DEFAULT") (subject to customary and reasonable exceptions, materiality qualifications and notice, cure and grace periods):

                             - failure to pay, when due, any principal with respect to the Senior Credit Facilities; or

                             - failure to pay any interest, fees or other amounts after a grace period of three business days; or

                             - any representation or warranty made or deemed made shall prove to have been incorrect in any material respect when made or deemed made; or

                             - breach or violation by the Borrower or any Guarantor of covenants or other provisions of the Loan Documents; or

                             - any event of default shall occur under any other indebtedness of the Borrower or any subsidiary having an aggregate outstanding principal amount in excess of $50,000,000; or

                             - judgments or decrees in excess of $50,000,000 individually or in the aggregate against the Borrower or any subsidiary that are not stayed, discharged, paid (including by insurance) or bonded within 30 days; or

                             - bankruptcy or insolvency events with respect to the Borrower or any material subsidiary; or

                             -    any Change of Control (to be defined); or

                             -    standard ERISA defaults; or

                             - any provision of any Loan Documents shall for any reason cease to be valid, binding and enforceable on the Borrower or any Guarantor; or

                             - cessation, imperfection or loss of perfection or priority of any security interest with respect to a material amount of the Collateral.

VOTING Amendments and waivers with respect to the Loan Documents shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Senior Credit Facilities, except that, subject to customary exceptions, (i) the consent of each Lender adversely affected thereby shall be required with respect to (a) reduction in the amount or extensions of the scheduled date of amortization or final maturity of any Loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of any Lender's commitment and (d) modifications to the pro rata provisions of the Loan Documents and (ii) the consent of 100% of the Lenders shall be required with respect to (a) modifications to any of the voting percentages and (b) releases of the Administrative Agent's lien on all or substantially all of the Collateral or releases of all or substantially all of the value of the Guarantees.

ASSIGNMENTS AND
PARTICIPATIONS            The Lenders will have the right to assign loans and
                          commitments to their affiliates, other Lenders (and affiliates of such other Lenders) and to any Federal
                          Reserve Bank without restriction and to other financial institutions, with the consent, not to be unreasonably withheld, of the Administrative Agent and Borrower (except that no such consent of Borrower shall be required in connection with the primary syndication or if any default then exists). Each assignment (unless to another Lender or its affiliates) shall be in a minimum amount of $1.0 million in the case of the Term Facilities and $5.0 million in the case of the Revolving Facility (in each case unless the Administrative Agent otherwise consents or unless the assigning Lender's exposure is thereby reduced to zero). The parties to the assignment (other than Borrower) shall pay to the Administrative Agent an administrative fee of $3,500.
                          Notwithstanding the foregoing, no Lender shall be entitled to assign its commitment in respect of the Term A Facility or its Term A Loans until the expiration of 90 days following the Closing Date without the consent of Citi/CGMI and the Borrower
                          (except that no such consent of Borrower shall be required in connection with the primary syndication).

                          Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants' voting rights.

MISCELLANEOUS             Standard expense reimbursement and indemnity
                          provisions, agency provisions, contractual right of set-off, yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions.

GOVERNING LAW             State of New York.

COUNSEL TO THE LEAD
ARRANGER                  Shearman & Sterling LLP.